EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS



      We consent to incorporation by reference in the Registration Statements of Xechem International, Inc. and its subsidiaries on Forms S-8 Numbers (33-87034) and (33-93300) as filed with the Securities and Exchange Commission on July 16, 1996, of our report dated March 20, 1998, on our audit of the consolidated financial statements of Xechem International, Inc. and its subsidiaries as of December 31, 1997, and for the year ended December 31, 1997, which report is included in this Annual Report on Form 10-KSB.

      On July 1, 1996, the firm of Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.





                                       MOORE STEPHENS, P. C.
                                       Certified Public Accountants.

Cranford, New Jersey
October 4, 1999